Exhibit 10.5

August 14, 2015

Mr. Joe Jaeger

[ADDRESS]

Dear Joe:

The following will set forth the terms and conditions of your employment with First Advantage Corporation (“Employment Agreement” and/or “Agreement”).

1.    Position: Duties.

(a)    During your employment under this Agreement, you will serve in a full-time capacity as Chief Revenue Officer and EVP North America & EMEA Screening Business of First Advantage Corporation (the “Employer”). In this position, you will report to the Chief Executive Officer of the Employer and will have such duties, responsibilities and authority commensurate with your position, as will be determined from time to time by the Employer. Your employment with the Employer under this Agreement will commence as of September 14, 2015 (which date, for purposes of this Agreement, will be hereafter referred to as the “Effective Date”).

(b)    Your office location will be in Santa Monica, California, with the understanding that you will be required to travel from time to time to the Employer’s other business locations for business reasons. In order to receive payment of or reimbursement for such expenses, you will need to timely submit reasonable documentation of such expenses in accordance with the standard policies and procedures established by the Employer as in effect from time to time.

(c)    By signing this Agreement, you represent and warrant to Symphony Technology Group (“STG”) and the Employer, as of the Effective Date, that:

(i)    you are not under, subject to or otherwise obligated by any contractual commitments (including, without limitation, any non-competition, non-solicitation, proprietary information and inventions, members’, shareholders’, investors’ or similar agreements) that will be inconsistent with your obligations to STG, and the Employer or any of their respective affiliates, or that would be breached by or would prevent or interfere with your execution of this Agreement or your obligations under this Agreement to STG or the Employer, and

(ii) you have no holdings in the capital stock or equity interests of any company (other than holdings of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation) that is in competition with any line of business conducted by STG, or the Employer or any of their respective affiliates.

2.    Salary. You will be paid a salary at the annual calendar year rate of $400,000.00 (the “Base Salary”), payable in accordance with the Employer’s standard payroll practices for salaried employees, but in any event not less frequently than monthly. The Base Salary will begin to accrue on and from the Effective Date and will be subject to annual review and adjustment pursuant to the Employer’s employee compensation policies in effect from time to time.

3.    Performance Bonuses. The Board of Managers (the “Board”) of the Employer’s parent, STG-Fairway Holdings, LLC, has adopted a management financial incentive plan, under which you will eligible to participate beginning in 2015, with a target award of 100% of your Base Salary (the “Performance Bonus”). Annual performance bonus opportunities are awarded in the sole discretion of the Board. The amount of the bonus will be determined by corporate performance against target business plan objectives and your performance against your annual goal, which is established by First Advantage leadership and the Board, and will be based on organic revenue growth.

Any award for 2015 will be pro-rated based on your start date with the Company and will be guaranteed at a minimum of $200,000. For 2016, your 100% bonus target will be 4.5% year over year (YOY) revenue growth with a sliding scale reward based on level of achievement. Please sec the table in the attachment (Appendix). The Performance Bonus for each year will be payable following the completion of the Company’s annual financial audit, typically completed in the later part of April/early May of each year. Payment for the previous year is subject to your continued employment through the payment date except as provided in paragraph 7 (a)(i) and (ii).

In addition, a one-time sign-on bonus (“Sign-On Bonus”) of $150,000.00, shall be payable to you through payroll on the Employer’s first regularly scheduled payroll date following October 31, 2015. In the event of the termination of your employment prior to the second anniversary of the Effective Date, by the Employer for Cause or voluntarily by you, you will be required to repay that portion of the Sign-On Bonus determined by dividing the amount of the Sign-On Bonus previously paid by 24 and multiplying that amount by the date or termination. Such repayment shall be made within 30 days of the termination of your employment.

4.    Equity Compensation. Subject to appropriate approvals at the first meeting of the board of managers of Parent following the Effective Date, but not later than October 1, 2015. you will be granted one million two hundred thousand (1,350,000) STG-Fairway Holdings, LLC (’’Parent”) Restricted Class C Units with such grant reflecting criteria, including vesting, as determined by the board of managers of Parent.

Additional information and details of the terms and conditions of the grant will be provided upon Board approval of the award. The equity award, if approved, will be generally structured as follows:

•	575,000 units time-based RSU’s vesting over 5 years, using current C class vesting schedule

•	500,000 units performance vested RSUs tied to enterprise value vesting at exit, using current C class vesting schedule

•	275,000 units performance vested RSU’s tied to achieving an equity value of $1.25B, vesting at exit

5.    Other Benefits. During your employment with the Employer, you will be eligible to participate in the Employer’s benefit plans made available to executive officers of the Employer, including, but not limited to, any group health insurance plan, dental insurance plan, life insurance plan, long and short-term disability insurance plans, in accordance with standard terms and conditions of these plans. You will be a participant in the Leadership Paid Time Off (LPTO) policy. The LPTO policy permits the leadership team to take time off with pay at his or her discretion, subject to meeting the Company’s overall performance expectations. Such plans are subject to change or termination from time to time at the discretion of the Employer.

6.    General Expense Reimbursement. During your employment, the Employer will reimburse you for all reasonable business-related expenses that you incur on the Employer’s behalf, including, but not limited to, expenditures that you make in connection with travel, entertainment and miscellaneous expenses. To obtain such reimbursement, you must timely submit reasonable documentation of such expenses in accordance with the standard policies and procedures established by the Employer as in effect from time to time.

7.    Period of Employment.

(a)    Your employment with the Employer will he “at will”, meaning that either you or the Employer will be entitled to terminate your employment at any time and for any reason, with or without Cause. Although, subject to the terms of this Agreement, your job duties, title, compensation and benefits, as well as the Employer’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer.

(b)    Subject to and notwithstanding the other provisions of this Agreement, if your employment with the Employer is terminated, your benefits under this Agreement in the event of any such termination will be as set forth in this Paragraph 7(b).

(i)     In General. Upon termination of employment for any reason, you will be entitled to receive your Base Salary through the date on which your employment terminates (the “Date of Termination”), unpaid expense reimbursements, and other amounts due to you pursuant to applicable law and the plans, policies, and practices of the Employer, which will include any earned bonus amounts which shall be pro-rated to the date of termination but no less than 6 months, subject to the Company and you meeting required objectives and corporate funding (the “Accrued Obligations”). Bonus payments will only be made after March 15 of the following year, and only if the Company has met its financial targets qualifying management bonuses to be paid.

(ii)    Additional Payments Upon Termination Without Cause. If your employment is terminated by the Employer without Cause, or by you for Good Reason, and subject to the conditions set forth in Paragraph 7(c) and notwithstanding Section 3 herein, you also will be entitled to continued payment of your Base Salary for a period of twelve (12) months, in accordance with the Employer’s standard payroll practices.

(c)    Release of Claims. Notwithstanding anything in this Agreement to the contrary, you (or your estate or representative, as applicable) will be obligated to execute, within sixty days (60) following your Date of Termination (the “Release Period”) an enforceable a general release of claims in favor of Parent and the Employer, in a standard form utilized by the Employer for its senior executives, which release shall have become effective and irrevocable in its entirely, as a condition to receiving any benefits and payments under this Paragraph 7 (other than payment of the Accrued Obligations). Your failure or refusal to timely sign the release (or your revocation of such release in accordance with applicable law) will result in the forfeiture of the payments and benefits under this Paragraph 7. and the repayment of any amounts already paid to you (other than the Accrued Obligations). In the event the Release Period spans two calendar years, no amounts will be paid under Paragraph 7(b)(ii) prior to January 1 of the second calendar year.

(d)    Compliance with Obligations. If, following a termination of employment you breach, in any material respect, any provision of Paragraphs 8 and 9 of this Agreement, including any provision of the Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”), you will not be eligible, as of the dale of such breach, for any of the payments and benefits described under this Paragraph 8 (other than the Accrued Obligations) and any and all obligations and agreements of the Employer with respect to such payments shall thereupon cease.

(e)    Effect of Termination. The termination of your employment for any reason will constitute your resignation from (i) any director, officer or employee position you have with Parent, the Employer or any affiliate thereof and (ii) all fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by Parent, the Employer or any of their respective affiliates. You hereby agree that this Agreement will serve as written notice of resignation in this circumstance.

8.    Outside Activities.

(a)    Exclusive Services. During your employment with the Employer, you will not engage in any other gainful employment, business or activity without the written consent of the Employer. The Employer, however, reserves the right to require you to resign from any board or similar body on which you may serve if it determines in good faith that your service on such board interferes with the effective discharge of your duties and responsibilities to Parent, the Employer or any of their respective affiliates. In addition, you will not own, directly or indirectly, any capital stock or equity interests of any company which is in competition with any line of business conducted by Parent, the Employer or any of their respective affiliates; provided, however, that you may own, directly or indirectly. up to one percent (1%) of the outstanding capital stock of any publicly traded corporation.

(b)    Non-Disparagement. While employed by the Employer and thereafter, you will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding Parent, the Employer, STG, or any of their respective affiliates, or any of their respective directors or officers. The members of the Board will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding you. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict any individual or entity from providing truthful information in connection with a legal proceeding or to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c)    Trade Secrets. In the course of your employment with the Employer you have become, and will continue to become, familiar with the trade secrets of Parent, the Employer and their respective affiliates (collectively, the “Company Group’’) and with other confidential information concerning the business of the Company Group. Because of the foregoing and in further consideration of the compensation and other benefits to be provided to you under this Agreement, you will not during your employment with the Employer, and continuing thereafter, directly or indirectly use trade secrets (as such term is defined in Section 3426(1)(d) of the Uniform Trade Secrets Act) of the Company Group, confidential information or proprietary materials of the Company Group or otherwise engage in unfair competition against the Company Group.

(d)    Non-Solicitation. While you are employed by the Employer or any of its affiliates and continuing for a period of 6 months thereafter, (the “Non-Solicit Period”), you will not, directly or indirectly, (i) knowingly interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent six (6)-month period, an employee, officer, representative or agent of Parent, the Employer or any of their respective affiliates, or solicit, induce or attempt to solicit or induce any of them to leave the employ of Parent, the Employer or any of their respective affiliates, or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other person or entity then having a business relationship with Parent, the Employer or any of their respective affiliates to cease doing business with Parent, the Employer or any of their respective affiliates, or in any way knowingly interfere with the relationship between Parent, the Employer or any of their respective affiliates and any customer, client, supplier, licensee or other business relationship. As used herein, the term “indirectly” will include, without limitation, the authorized use of the your name by any competitor of Parent, the Employer or any of their respective affiliates to induce or interfere with any employee or business relationship of Parent, the Employer or any of their respective affiliates.

(c)     Non-Competition. While you are employed by the Employer or any of its affiliates and continuing for the Non-Compete Period (defined below) you shall not, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other person or entity, own, manage, operate, control, participate in, invest in (other than an investment that results in you owning less than one-percent (1%) of the outstanding voting stock of a publicly traded company), or carry on a business that is in direct competition with the products and services currently offered by Parent, the Employer or any of their respective affiliates. In the event of the termination of your employment by the Employer for Cause, or by you without Good Reason, the Non-Compete Period shall commence on the termination of your employment and terminate 12 months thereafter. In the event of the termination of your employment by the Employer without Cause, or by you for Good Reason, the Non-Compete period shall commence on the termination of your employment and terminate 12 months thereafter; provided, however, that the Non-Compete shall be suspended during any period where there is a good-faith dispute that the Employer is not paying compensation (including severance) otherwise due to you, and, provided, further, the Non-Compete Period shall be extended by the duration of the suspension if it is determined that the Employer was in compliance with its obligations to provide compensation (including severance) to you.

9.    Confidentiality. Like all employees, you will be required, as a condition to your employment with the Employer, to sign the Confidentiality Agreement, which is the Employer’s standard form of Confidential Information and Inventions Assignment Agreement. For all purposes of this Agreement, the covenants contained in the Confidentiality Agreement arc incorporated herein by reference as if such covenants were set forth herein in full.

10.    Material inducement; Injunctive Relief. You acknowledge and agree that the covenants entered into by you in Paragraphs 8 and 9 are essential elements of the parties’ agreement as expressed in this Agreement are a material inducement for the Employer to enter into this Agreement and the breach of any of those covenants would be a material breach of this Agreement, You further acknowledge and agree that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 8 and 9 would be inadequate. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer will be entitled to obtain equitable relief in the form of temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, without bond or security, restraining you from engaging in the activities prohibited by Paragraphs 8 and 9 of this Agreement, or such other relief as may be required specifically to enforce this Agreement.

11.    Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and any other legal deduction or withholding requirements.

12.    Section 409A of the Code.

(a)    This Agreement is intended to meet the requirements of Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. Each installment of amounts paid under Paragraph 7(b)(ii) shall constitute a separate “payment” for purposes of Section 409A.

(b)    Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

(i)    If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.

(ii)    Payments with respect to reimbursement of expenses, business club memberships, financial planning expenses, relocation expenses or legal fees shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

14.    280G Treatment. Notwithstanding anything in this Agreement to the contrary, in the event you receive severance or other payments or benefits that would be considered “parachute payments” within the meaning of Section 280G of the Code (“Section 280G” and the “Parachute Payments”), you agree to submit the Parachute Payments for shareholder approval in accordance with the requirements of Section 280G and the regulations promulgated thereunder. You acknowledge that, in connection with the shareholder approval process, you are required to waive your right to receive and/or retain the Parachute Payments in the event shareholders do not validly approve the payments as required by Section 280G. In the event you refuse to sign a 280G waiver if so requested by the Employer, payments and/or benefits you might receive (whether severance or otherwise) that are deemed “contingent” on a transaction under Section 280G shall be reduced so that no portion of the payments and/or benefits will be deemed parachute payments (and to the extent any such reduced payments already were paid, you agree to return those amounts to the Employer). For purposes of any such reduction, cash payments shall be reduced first, on a pro-rata basis, then payments related to equity grants (whether in the form of vesting acceleration or otherwise), in reverse order of the date of grant, and then any other payments and benefits due to you on a pro-rata basis.

15.    Definitions. To the extent not defined herein, Exhibit A to this Agreement sets forth the applicable definitions of capitalized terms in this Agreement.

16.    Entire Agreement. This Agreement and its exhibits, including the referrals herein to other documents, plans and agreements, contain all of the terms of your employment with the Employer and supersede, as of the Effective Date, any prior understandings or agreements, whether oral or written, between you and Parent or the Employer or their respective predecessors or affiliates.

17.    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which Parent or the Employer may make to aid the Employer in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

18.     Severability. The illegality, invalidity or unenforceability of any provision of this Agreement under the low of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity, enforceability of any other provision. In addition to, and consistent with the foregoing, although the covenants in Paragraphs 8 and 9 of this Agreement arc considered by Parent, the Employer and you to be reasonable in all the circumstances, if one or more of such covenants should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, then such covenants shall apply with such modifications as may be necessary to make them valid and effective.

19.    Nonassignability; Binding Agreement. Your rights, duties, obligations or interests under this Agreement will not be assignable or delegable by you, and all of the rights and obligations of Parent and/or the Employer hereunder will not be assignable by Parent or the Employer except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of Parent’s and/or the Employer’s assets.

20.    Amendment, Governing Law, and Venture. This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Employer. The terms of this Agreement and the resolution of any disputes will be governed by the law of the State of Georgia, without giving effect to the principles of conflict of laws, and shall be filed in a court sitting in Atlanta, Georgia.

21.    Arbitration. You and the Employer agree that to the extent permitted by law, other than matters relating to Sections 8 and 9 hereof, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or your employment by the Employer or any termination thereof, will be settled by arbitration by a single arbitrator who is licensed to practice law to be held at a location in Atlanta, Georgia in accordance with the

National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final. conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Employer and you each will separately pay its costs and expenses of the arbitration, unless the arbitrator determines otherwise in accordance with applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Agreement and the enclosed Confidentiality Agreement and returning them to me by August 15, 2015. As required by law, your employment with the Employer is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment with the Employer, like all employees, is contingent upon your successful completion of a background check, drug screen lest, and acknowledgement of the employee handbook.

We look forward to your continued success with the Employer.

Very truly yours. FIRST ADVANTAGE CORPORATION

	By:	/s/ Mark S. Parise
		Name:	Mark S. Parise
		Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Joe Jaeger	Dated:	8-27-15
Joe Jaeger

Exhibit A

Definitions

For purposes of the Agreement, the terms set forth below will have meanings set forth herein.

“Cause” means:

any willful act or omission by you constituting dishonesty, fraud or other malfeasance, which in any such case is injurious to the financial condition or business reputation of Parent, the Employer, or any of their respective affiliates;

your conviction of, or pleading nolo contendere to, any felony or a misdemeanor involving moral turpitude (or the equivalents thereof in any other jurisdiction in which Parent, the Employer or any of their respective affiliates conducts business);

any material misrepresentation or significant breach of any of the terms of this Agreement or any significant failure to carry out your obligations under this Agreement; or

any judgment made by a court of competent jurisdiction or any binding arbitration award made by an arbitral body against you or Parent or the Employer that has the effect of materially diminishing your ability or willingness to perform the duties of your position as specified in Paragraph 1 of the Agreement or the ability or willingness of Parent or the Employer to accept your performance of such duties (including, without limitation, any such determination or award enforcing any proprietary information and inventions or similar agreement with a third party).

“Good Reason” means:

(a)    a significant reduction of your duties, position, or responsibilities, relative to your duties, position, or responsibilities in effect immediately prior to such reduction (provided, however, that your continuing in his same general role on a divisional or business unit basis, following the acquisition of the Employer by a larger entity, shall not be considered a significant reduction of duties, position, or responsibilities);

(b)    A reduction in your Base Salary as in effect immediately prior to such reduction except to the extent (x) of the base salaries of substantially all other executive officers of the Employer are proportionally reduced or (y) there is a specified amount of reduction in base salaries which is applied comparably to substantially all other executive offers of the Employer;

(c)    The relocation of you to a facility or location more than thirty-five (35) miles from your current place of employment; or

Appendix – 2016 Bonus Targets

YOY Revenue Growth Achievement	Funding % of Target Bonus
3.5%	50%
4%	75%
4.5%	100%
5%	105%
5.5%	115%
6%	130%
7%	150%